AMENDMENT TO
                              MANAGEMENT AGREEMENT

      This Amendment dated as of April 1, 2006, is to the Management Agreement made as of the 15th day of April 1987, (the "Agreement") by and between Franklin Investors Securities Trust, a Massachusetts business trust (the "Trust"), on behalf of FRANKLIN CONVERTIBLE SECURITIES FUND AND FRANKLIN EQUITY INCOME FUND (the "Funds"), series of the Trust, and Franklin Advisers, Inc., a California corporation, (the "Manager").

                                   WITNESSETH:

      WHEREAS, both the Manager and the Trust wish to amend Paragraph 4A of the Agreement; and

      WHEREAS, the Board of Trustees of the Trust, including a majority of the Independent Trustees of the Trust present in person, approved the following amendment at a meeting on February 28, 2006.

      NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree to amend Paragraph 4A of the Agreement to read as follows:

     A. For purposes of calculating such fee, the value of the net assets of each Fund shall be the net assets computed as of the close of business on the last business day of the month preceding the month in which the payment is being made, determined in the same manner as each Fund uses to compute the value of its net assets in connection with the determination of the net asset value of each Funds' shares, all as set forth more fully in the Fund's current prospectus and statement of additional information. The annual rate of the management fee payable by each Fund shall be as follows:

           0.625% of the value of net assets up to and including $100 million;

           0.500% of the value of net assets over $100 million and not over $250 million;

           0.450% of the value of net assets over $250 million and not over $10 billion;

           0.440% of the value of net assets over $10 billion and not over $12.5 billion;

           0.420% of the value of net assets over $12.5 billion and not over $15 billion;

           0.400% of the value of net assets over $15 billion and not over $17.5 billion;

           0.380% of the value of net assets over $17.5 billion and not over $20 billion;

           0.360% of the value of net assets over $20 billion and not over $35 billion;

           0.355% of the value of net assets over $35 billion and not over $50 billion; and

           0.350% of the value of net assets in excess of $50 billion.

      IN WITNESS WHEREOF, this Amendment has been executed on behalf of each party as of the date set forth above.


FRANKLIN INVESTORS SECURITIES TRUST on behalf of Franklin Convertible Securities Fund and Franklin Equity Income Fund


By:   /s/ Karen L. Skidmore
      -----------------------
      Karen L. Skidmore
      Vice President and Secretary



FRANKLIN ADVISERS, INC.


By:   /s/ James R. Baio
      --------------------
      James R. Baio
      Senior Vice President and
      Chief Financial Officer